UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2008

The Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51018

Delaware	23-3016517
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

405 Silverside Road

Wilmington, DE 19809

(Address of principal executive offices, including zip code)

302-385-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 12, 2008, as part of the United States Department of the Treasury (“Treasury”) Capital Purchase Program, The Bancorp, Inc. (the “Company”) entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with the Treasury, pursuant to which the Company sold, for an aggregate purchase price of $45,220,000: (i) 45,220 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 1,960,405 shares (the “Warrant Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”). The Purchase Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

The Series B Preferred Stock qualifies as Tier 1 capital and pays cumulative compounding dividends at a rate of 5% per year for the first five years, and 9% per year thereafter. The Company may not redeem the Series B Preferred for three years except with proceeds from the sale of qualifying equity securities of the Company (a “Qualified Equity Offering”). After three years, the Company may redeem shares of the Series B Preferred Stock for the per share liquidation amount of $1,000, plus any accrued and unpaid dividends. The restrictions on redemption are set forth in the Certificate of Designations of the Series B Preferred Stock (the “Series B Certificate of Designations”) described in Item 5.03 below.

Prior to the third anniversary of the Treasury’s purchase of the Series B Preferred Stock, unless the Series B Preferred Stock has been redeemed or the Treasury has transferred all of the Series B Preferred Stock to one or more third parties, the consent of the Treasury is required for the Company to (i) pay any dividend on its Common Stock or (ii) repurchase its Common Stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. The Series B Preferred Stock will be non-voting except for the class voting rights on matters that would adversely affect the rights of the holders of the Series B Preferred Stock. The Series B Preferred Stock is not subject to any contractual restrictions on transfer.

The Warrant has a 10-year term and is immediately exercisable, with an exercise price, subject to anti-dilution adjustments, equal to $3.46 per share of Common Stock. The Warrant is not subject to any contractual restrictions on transfer, provided that the Treasury may only transfer a portion or portions of the Warrant with respect to, or exercise the Warrant for, more than one-half of the initial Warrant Shares prior to the earlier of (i) the date on which the Company has received aggregate gross proceeds of at least $45,220,000 from one or more Qualified Equity Offerings (as defined in the Purchase Agreement), or (ii) December 31, 2009.

If the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds equal to at least $45,220,000, then the number of Warrant Shares will be reduced to 50% of the original number of Warrant Shares. Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant. The Warrant is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

The Series B Preferred Stock and the Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the resale of the Series B Preferred Stock, the Warrant, and the issuance of shares of Common Stock upon exercise of the Warrant, as soon as practicable.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.

Item 3.03.	Material Modifications to Rights of Security Holders.

Pursuant to the terms of the Purchase Agreement, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for a consideration shares of, its Junior Stock (as defined below) and Parity Stock (as defined below) are subject to restrictions including a restriction against declaring dividends on the Company’s Common Stock without the prior approval of Treasury. The redemption, purchase or other acquisition of trust preferred securities of the Company is also restricted. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series B Preferred Stock or (b) the date on which the Series B Preferred Stock has been redeemed in whole or Treasury has transferred all of the Series B Preferred Stock to third parties. The restrictions described in this paragraph are set forth in the Purchase Agreement.

In addition, pursuant to the Series B Certificate of Designations, the ability of the Company to declare or pay dividends or distributions, on or repurchase, redeem or otherwise acquire for consideration shares of its Junior Stock and Parity Stock are subject to restriction in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for the payment thereof) on the Series B Preferred Stock. These restrictions are set forth in the Series B Certificate of Designations described in Item 5.03.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company, the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company. “Parity Stock” means any class or series of stock of the Company, the terms of which do not expressly provide that such class or series of stock ranks junior to the Series B Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Pursuant to the Purchase Agreement, until the Treasury no longer owns any shares of the Series B Preferred Stock, the Warrant or Warrant Shares, the Company’s employee benefit plans and other executive compensation arrangements for its Senior Executive Officers (collectively, “Benefit Plans”) must comply in all respects with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the Treasury’s rules. The Company’s “Senior Executive Officers” are initially, Ms. Betsy Z. Cohen and Messrs. Frank M. Mastrangelo, Martin F. Egan, Scott Megargee and Arthur Birenbaum. Each of the Company’s Senior Executive Officers executed a waiver pursuant to the terms of the Purchase Agreement, a form of which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

On December 10, 2008, the Company and its Chief Executive Officer, Betsy Z. Cohen, entered into an amendment (the “Amendment”) to her Employment Agreement with the Company, effective as of April 20, 2005 (the “Agreement”). The primary purposes of the Amendment were to amend the Agreement to (i) ensure that all provisions of the Agreement comply in all respects with Section 111(b) of the EESA and (ii) comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including providing that any severance benefits payable to Ms. Cohen that are deemed to constitute deferred compensation subject to the requirements of Section 409A of the Code will be delayed for a six month period following her termination date if she is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) at the time of her termination of employment.

In addition to making changes to comply with the requirements of section 409A of the Code, the Amendment to the Agreement adds a provision that, if a “change of control” (as defined in the Agreement) of the Company occurs, Ms. Cohen may terminate her employment with the Company at any time within the twelve (12) month period following the change of control for any reason or no reason, and such termination will be deemed to be a termination by her for good reason and will entitle her to the same benefits that she would be entitled to receive if she had a different good reason termination.

The Amendment also provides that Ms. Cohen agrees that no compensation or benefits will be payable to her under the Agreement during the time the Company is required to comply with the requirements of Section 111 of the EESA and guidance issued thereunder to the extent it will contravene such Section. The Amendment also provides that Ms. Cohen agrees that to the extent any amounts paid to her by the Company are subject to recovery pursuant to section 111(b)(2)(B) of the EESA she will promptly repay such amounts to the Company upon demand, and will execute the waiver referred to above.

Lastly, in order to comply with the requirements of Section 409A of the Code with respect to the benefit that is payable to Ms. Cohen under the supplemental executive retirement plan maintained by the Company on her behalf and as described in the Agreement, the Amendment provides for her continued participation in such plan and provides that the terms and conditions will be governed by a separate plan document that was also adopted by the Company on December 10, 2008. The Bancorp, Inc. Supplemental Executive Retirement Plan, as amended and restated effective as of January 1, 2009, (the “SERP”) provides that upon the later to occur of Mr. Cohen’s attaining age 70 or her separation from service with the Company she will be paid a monthly benefit for the remainder of her life. If (i) Ms. Cohen separates from service with the Company on or after January 1, 2011 for any reason other than “cause” (as defined in the SERP), (ii) Ms. Cohen has a separation from service on account of a termination by the Company without “cause”, due to her disability (as defined in the SERP) or death or she resigns for “good reason” (as defined in the SERP) prior to January 1, 2011, or (iii) if a “change of control” occurs while Ms. Cohen is employed by the Company, the monthly benefit will equal $25,000. If Ms. Cohen has a separation from service with the Company prior to January 1, 2011 on account of a resignation without good reason, the monthly benefit will be equal to $15,000 if she resigns prior to January 1, 2009; $15,500 if she resigns on or after January 1, 2009, but prior to April 1, 2009; $16,500 if she resigns on or after April 1, 2009, but prior to July 1, 2009; $17,500 if she resigns on or after July 1, 2009, but prior to October 1, 2009; $18,500 if she resigns on or after October 1, 2009, but prior to January 1, 2010; $19,500 if she resigns on or after January 1, 2010, but prior to April 1, 2010; $20,500 if she resigns on or after April 1, 2010, but prior to July 1, 2010; $21,500 if she resigns on or after July 1, 2010, but prior to October 1, 2010; and $22,500 if she resigns on or after October 1, 2009, but prior to January 1, 2011. If Ms. Cohen’s separation from service with the Company is on account of cause, she will not be entitled to any benefit under the SERP. If the monthly benefit is payable on account of Ms. Cohen’s separation from service and she is a “specified employee” at such time, the commencement of the monthly benefit will be delayed for six months from her separation date and the first monthly payment made after such six month period will include the missed payments because of the delay. If Ms. Cohen dies prior to receiving her monthly benefit for 120 months, her designated beneficiary will receive a lump sum cash payment equal to the difference between 120 months and the number of monthly payments, if any, paid to Ms. Cohen prior to her death, multiplied by the monthly benefit payable to Ms. Cohen at the time of her death. These provisions are not changes to the terms of the SERP in the Agreement but are now set forth in the SERP document.

The foregoing description of the Amendment, Agreement and the SERP does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, Agreement and SERP, a copy of the Amendment and Agreement is attached hereto as Exhibit 10.3 and a copy of the SERP is attached hereto as Exhibit 10.4.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Article FOURTH of the Certificate of Incorporation, as amended, authorizes the Company’s Board of Directors to designate a class or series of preferred stock and to fix the designations, powers, preferences and rights of shares of any such class or series and the qualifications, limitations or restrictions thereof. On December 10, 2008, the Company filed the Series B Certificate of Designations with the Secretary of State of the State of Delaware to fix the designations, preferences, limitations and relative rights of the Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference of $1,000 per share. The Series B Certificate of Designations is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, dated December 10, 2008

4.1	Warrant, dated December 12, 2008

4.2	Series B Preferred Stock Certificate

10.1	Letter Agreement, dated December 12, 2008, between The Bancorp, Inc. and United States Department of the Treasury, which includes the Securities Purchase Agreement attached thereto, with respect to the issuance and sale of the Series B Preferred Stock and the Warrant

10.2	Form of Waiver, executed by each of the Senior Executive Officers

10.3	Amendment 2008-1 dated December 10, 2008 to Betsy Z. Cohen’s Employment Agreement, originally entered into as of April 20, 2005 (attached to the Amendment as Exhibit A)

10.4	Supplemental Employee Retirement Plan for Betsy Z. Cohen dated December 10, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bancorp, Inc.

Date: December 16, 2008	By:	/s/ Martin F. Egan
Martin F. Egan
Chief Financial Officer, Senior Vice President and Secretary